Exhibit 10.8
TRANSITION AND SEPARATION AGREEMENT
This Transition and Separation Agreement (the “Agreement”) is made by and between Jean Bua (“Employee” or “you”) and NetScout Systems, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS

WHEREAS, Employee has been employed by the Company as its Chief Financial Officer and Principal Accounting Officer on an at-will basis;

WHEREAS, effective June 1, 2025, subject to approval by the Board of Directors (“Board”), Employee shall transition from her role as Chief Financial Officer and Principal Accounting Officer to that of a “Senior Advisor” until June 30, 2026, unless terminated earlier pursuant to the terms contained herein (the “Separation Date”);

WHEREAS, subject to approval by the Board, Employee and the Company wish to establish the expectations regarding Employee’s transition and separation by the terms contained in this Agreement; and

WHEREAS, the Parties have read and understand the terms of this Agreement, and both Parties have been provided with reasonable opportunities to consult with their respective legal counsel prior to entering this Agreement.

THEREFORE, the Parties agree as follows:

1.Transition Period and Separation Date.
(a)In consideration for the promises and covenants contained herein, and provided that each of Employee and the Company executes and effectuates this Agreement, between the execution date of this Agreement and May 31, 2025 (the “Transition Period”), Employee will continue to be employed on an at-will basis as the Company’s Chief Financial Officer and Principal Accounting Officer with Employee’s same base salary and benefits in effect as of the date hereof and will work cooperatively with the Company to transition Employee’s various roles, duties and responsibilities to designated personnel. Effective June 1, 2025, through the Separation Date (or earlier pursuant to the terms contained herein), Employee shall transition into the role of “Senior Advisor” (the time period between May 31, 2025 and the Separation Date being the “Senior Advisor Period”). Following the Senior Advisor Period, Employee will continue to serve as a non-employee advisor to the Company, until such time as all of her unvested RSUs are fully vested, or until such advisory relationship is terminated by either Employee or the Company for any reason at any time (the “Post Senior Advisor Period”). During the Post Senior Advisor Period, Employee will not receive any further compensation under this Agreement, with the exception of the continued vesting of her RSUs (as defined below) pursuant to Section 2(c), which vesting will cease upon the conclusion of the Post Senior Advisor Period
(b)During the Transition Period, the Senior Advisor Period and the Post Senior Advisor Period, Employee must continue to comply with all of the Company’s policies and procedures and with all of Employee’s statutory and contractual obligations to the Company. Employee agrees to perform Employee’s Transition Period and Senior Advisor duties as set forth herein in good faith and in a manner consistent with all laws applicable to the business of the Company. In connection with the execution of this Agreement, the Employee’s Amended and Restated Severance Agreement dated May 28, 2012 (the “Severance Agreement”) is hereby terminated in all respects.
For the avoidance of doubt, upon the conclusion of the Transition Period or earlier upon request of the Company, Employee shall be deemed to have resigned from all positions that Employee holds as an officer of the Company or member of the Board of Directors (or a committee thereof) of any direct or indirect subsidiary of the Company or any of its or their affiliates and as a fiduciary or trustee of any benefit plans sponsored or maintained by the Company or any of its affiliates. Employee agrees that she will execute all documents reasonably requested by the Company to effectuate such resignations.
2.Senior Advisor Period.
(a)Senior Advisor Compensation. The Company agrees to continue to pay the Employee’s current base salary for the duration of the Senior Advisor Period, less applicable withholdings and deductions, payable in accordance with the Company’s regular payroll practices. For the avoidance of doubt, while Employee is eligible to receive her FY 2025 annual bonus, less applicable withholdings and deductions, on the same date that such bonuses are paid to similarly situated employees (provided that Employee’s employment has not terminated prior to the payment date thereof), Employee will not be eligible to participate in the FY 2026 bonus program and will not be entitled to a FY 2026 bonus or any severance or other payments except as specifically set forth herein.

(b)Senior Advisor Period Benefits and Expenses. During the Senior Advisor Period, Employee shall continue to be eligible to participate in those benefit plans offered to Company senior executives from time to time, subject to the terms and conditions of the applicable benefit plans. Employee shall also be entitled to reimbursement of reasonable business-related expenses in accordance with the Company’s expense reimbursement policy, as in effect from time to time.

(c)Senior Advisor Period and Post Senior Advisor Period Equity Treatment. During the Senior Advisor Period and the Post Senior Advisor Period, Employee will continue to vest in her time-based restricted stock units (“RSUs”) and during the Senior Advisor Period, Employee will continue to vest in performance-based RSUs (“PSUs”) awarded prior to May 31, 2025 in accordance with the terms and conditions of the Company’s 2019 Equity Incentive Plan, as amended from time to time (the “2019 Plan”), the applicable award agreements thereunder, and as it relates to PSUs, Compensation Committee certification of achievement. Subject to Section 2(f) below, all outstanding and unvested PSUs shall be forfeited upon the Separation Date. For the avoidance of doubt, (i) Employee shall not be entitled to any additional grants under the 2019 Plan during the Senior Advisor Period or thereafter, and (ii) Employee’s unvested RSUs shall continue to vest in accordance with their terms during the Post Senior Advisor Period, and such service as an advisor during the Post Senior Advisor Period shall constitute Continuous Service (as defined in the 2019 Plan) for purposes of the vesting of such awards.

(d)Senior Advisor Share Ownership Obligations. During the Senior Advisor Period, Employee will continue to be required to meet the officer shareholding requirements for Executive Vice Presidents as set forth in the Company’s Share Ownership Guidelines.

(e)Duties and Responsibilities. As a Senior Advisor, Employee shall continue to be employed on an at-will basis and shall report to the Company’s Chief Executive Officer and shall be responsible for leveraging Employee’s financial expertise and experience to provide continued support to the business, advising on the Company’s financial health and strategic direction, special projects, mentorship of executives, and aligning financial goals with the Company’s long-term strategic objectives, as well as any other duties as reasonably assigned to Employee by the CEO, as well as any other duties as reasonably assigned to Employee by the CEO. As noted above, during the Senior Advisor Period and Post Senior Advisor Period, Employee must abide by all Company policies and procedures and comply with all statutory and contractual obligations to the Company. During the Senior Advisor Period and Post Senior Advisor Period, Employee shall not, directly or indirectly, render services to any other person or organization for which Employee receives compensation (excluding volunteer and reasonable compensation involved in serving as a director on any board of directors) without the consent of the SVP and Chief HR Officer, or otherwise engage in activities which would interfere significantly with the performance of Employee’s duties hereunder.

(f)Change of Control.

(i)In the event of a termination of Employee’s employment without Cause (as defined in the 2019 Plan) following a Change in Control (as defined in the 2019 Plan) during the Senior Advisor Period, Employee will be entitled to (A) continued payment of base salary through June 30, 2026, less applicable withholdings and deductions, and (B) continued eligibility for vesting of PSUs through June 30, 2026 (and payment thereunder to the extent the Compensation Committee certifies performance achievement on or before such date)
(ii)In the event that a Change in Control is consummated while Employee is serving as an employee or advisor to the Company, Employee’s unvested RSUs will become fully vested simultaneously with the consummation of such Change in Control to the extent they are not otherwise accelerated under the terms of the 2019 Plan.

(g)Section 409A. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder (“Section 409A”) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If any such amount is or becomes subject to the requirements of Section 409A, this Agreement will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Each installment of payments under Section 2(f), if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and you are, as of your “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of payment of payments under Section 2(f), if any, shall be delayed until the earlier of (i) six months and one day after your Separation from Service, or (ii) your death.  Payments due under Section 2(f) shall not commence until you have a Separation from Service.
3.Accrued Salary. Subject to Section 2(f), on the next regularly scheduled payroll date after the Separation Date, the Company will pay Employee all accrued salary and all accrued but unused vacation pay earned through the Separation Date, subject to standard payroll deductions and withholdings.
4.Other Compensation or Benefits. Employee acknowledges that, except as expressly provided in this Agreement, Employee has not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right Employee may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options and RSUs.
5.Expense Reimbursements. Employee agrees that, within thirty (30) days after the Separation Date, Employee will submit Employee’s final documented expense reimbursement statement reflecting all business expenses she incurred through the Separation Date, if any, for which she seeks reimbursement. The Company will reimburse Employee for these expenses pursuant to its regular business practice within thirty (30) days of presentation by Employee
6.Release of Claims.
(a)General Release of Claims. In exchange for the consideration provided to Employee under Section 2 of this Agreement to which Employee would not otherwise be entitled, Employee hereby generally and completely releases the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Employee signs this Agreement.
(b)Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to Employee’s employment with the Company or the separation of that employment; (ii) all claims related to Employee’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Sick Leave Law, the Massachusetts Civil Rights Act, the Massachusetts Payment of Wages Act (M.G.L. c. 149 sections 148 and 150), the Massachusetts overtime regulations (M.G.L. c. 151 sections 1A and 1B), and the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101) and the Age Discrimination in Employment Act (“ADEA”). Employee acknowledges that Employee has been advised that Employee has the right to consult an attorney regarding this Agreement and that Employee was given a reasonable time period of not less than five business days in which to do so. Employee further acknowledges and agrees that, in the event Employee signs this Agreement prior to the end of the reasonable time period provided by the Company, Employee’s decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)ADEA Release. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee has under the ADEA, and that the consideration given for the waiver and releases Employee has given in this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised, as required by the ADEA, that: (i) Employee’s waiver and release does not apply to any rights or claims arising after the date Employee signs this Agreement; (ii) Employee should consult with an attorney prior to signing this Agreement (although Employee may choose voluntarily not to do so); (iii) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose voluntarily to sign it sooner); (iv) Employee has seven (7) days following the date she signs this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after Employee signs this Agreement provided that Employee does not revoke it (the “Effective Date”).
(d)Waiver of Unknown Claims. EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY EMPLOYEE, WOULD AFFECT EMPLOYEE’S DECISION TO ACCEPT THIS AGREEMENT. In giving the releases set forth in this Agreement, which include claims which may be unknown to Employee at present, you hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to Employee’s release of any unknown or unsuspected claims herein.
(e)Exceptions. Notwithstanding the foregoing, Employee is not releasing the Company hereby from: (i) any obligation to indemnify Employee pursuant to the Articles and Bylaws of the Company as currently written, any valid fully executed indemnification agreement with the Company, which the Company acknowledges is in full force and effect and a valid obligation of the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.
(f)Protected Rights. Employee understands that nothing in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit Employee’s right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, Employee understands and agrees that, to maximum extent permitted by law, Employee is otherwise waiving any and all rights she may have to individual relief based on any claims that she has released and any rights she has waived by signing this Agreement. Nothing in this Agreement (i) prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful; or (ii) waives any rights Employee may have under Section 6 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).
7.Return of Company Property. Employee agrees to return to the Company all Company documents (and all copies thereof) and other Company property (excluding Employee’s Company issued cell phone with the further right to transfer the cell phone number to Employee’s personal cell phone plan) in Employee’s possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part) on or before the Separation Date. If Employee has used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, on or before the Separation Date, Employee shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge (including from the Company issued cell phone Employee is retaining) such Company confidential or proprietary information from those systems.
8.Continuing Obligations. Employee acknowledges and reaffirms her continuing obligations pursuant the NetScout Systems, Inc. Non-Competition, Non-Solicitation and Confidentiality Agreement dated September 13, 2010 between the Company and the Employee (the “Confidentiality Agreement”) in accordance with its terms. For the avoidance of doubt, these continuing obligations shall remain in full force and effect during and after the Transition Period, the Senior Advisor Period and the Post Senior Advisor Period.
9.Confidentiality. The provisions of this Agreement will be held in strictest confidence by both Employee and the Company and will not be publicized or disclosed by Employee in any manner whatsoever; provided, however, that: (a) Employee may disclose this Agreement in confidence to her immediate family and both Employee and the Company may disclose this Agreement in confidence to their attorneys, accountants, tax preparers and financial advisors; (b) Employee and the Company may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) Employee may disclose this Agreement to the extent permitted by the “Protected Rights” Section above or in furtherance of her rights under Section 6 of the National Labor Relations Act, if applicable.
10.No Voluntary Adverse Action. Employee agrees that she will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
11.Cooperation. Employee agrees to reasonably cooperate with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of his employment by the Company. Such cooperation includes, without limitation, making herself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will pay Employee her then current consulting rate for any time reasonably incurred in cooperating in accordance with this Section and shall also reimburse Employee for reasonable out-of-pocket expenses Employee incurs in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate Employee’s scheduling needs.
12.Representations. Employee hereby represents that she has received all leave and leave benefits and protections for which Employee is eligible pursuant to the Family and Medical Leave Act, or otherwise and has not suffered any on-the-job injury for which Employee has not already filed a workers’ compensation claim.
13.Miscellaneous. This Agreement, together with its exhibits and the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between Employee and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including, without limitation, the Severance Agreement). This Agreement may not be modified or amended except in a writing signed by both Employee and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both Employee and the Company, and inure to the benefit of both Employee and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Massachusetts without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.
[SINGATURE PAGE TO FOLLOW]

If this Agreement is acceptable to you, please sign below and return the original to me no later than May 24, 2025. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.
Sincerely,

By:/s/ Christopher W. Hill
Christopher W. Hill
Senior Vice President & CHRO

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:
    By: /s/ Jean Bua
Jean Bua

Date: May 7, 2025